Exhibit 99.3

Management Company Presentation

Good day to all participants.

Thank you for joining today’s presentation. My name is Michael Seton and I am the Chief Executive Officer and President of Carter Validus Mission Critical REIT and the Chief Executive Officer and President of Carter Validus Mission Critical REIT II.

The purpose of this presentation is to provide participants with an overview and summary of a very significant and exciting announcement that the companies made today.

Before we begin, I would like to make you aware that some of the statements that I will make today will be forward-looking statements, meaning these statements are based upon our current plans and expectations and are subject to certain risks and uncertainties that may cause actual events to differ from what is contemplated in the forward-looking statements. You should not place any undue reliance on any forward-looking statements, and we undertake no obligation to update any forward-looking statements made today in the event of new information, future events or changed circumstances. In addition, during the course of this presentation, we’ll make use of certain non-GAAP financial measures that we believe are an important supplemental measure of operating performance. Additional information on both forward-looking statements and non-GAAP financial measures may be found in our 2018 fourth quarter earnings supplement, included in the “Newsroom” section of this website.

Now, I will begin the presentation.

The companies announced today that Carter Validus Mission Critical REIT, which I will refer to as CVMC REIT I, will merge with Carter Validus Mission Critical REIT II, which I will refer to as CVMC REIT II.

The transaction will result in an aggregate enterprise value upon merger of approximately $3.2 billion.

CVMC REIT II will acquire CVMC REIT I at CVMC REIT I’s most recent net asset value per share of $5.33. Consideration for the outstanding CVMC REIT I shares of common stock will be (a) $1.00 per share in cash and (b) the balance in CVMC REIT II Class A common stock based upon CVMC REIT II’s most recent net asset value per share of Class A common stock of $9.25, or approximately 0.4681 shares of CVMC REIT II Class A common stock, for each share of CVMC REIT I common stock.

The table on the first slide sets forth the material aspects of each company’s balance sheet and demonstrates that, upon completion of the merger, the CVMC REIT I stockholders will own approximately 39% of the combined company and the CVMC REIT II stockholders will own approximately 61% of the combined company.

I would now like to walk you through the merger agreement highlights.

Today, the merger agreement was signed by CVMC REIT I and CVMC REIT II.

As I had previously mentioned, the consideration is made up of $1.00 / share paid in cash and 0.4681 shares of CVMC REIT II Class A common stock in exchange for each CVMC REIT I share.

The majority of the combined company board will be made up of independent directors.

CVMC REIT I will have a period of 45 days from the date of the merger agreement to solicit superior proposals to the one agreed to with CVMC REIT II.

There are certain breakup fees contemplated in the transaction if CVMC REIT I determines not to proceed with the transaction with CVMC REIT II in order to accept a superior proposal.

Consummation of the merger requires the approval of the holders of a majority of the outstanding shares of CVMC REIT I. The vote will be solicited after completion of the 45-day Go-Shop period pursuant to a joint proxy statement/prospectus that will be filed with the SEC.

CVMC REIT II obtained fully committed financing from SunTrust Bank and KeyBank National Association to consummate the transaction, therefore financing is not a contingency in this transaction.

In conjunction with today’s announcement, and as is consistent with similar transactions, CVMC REIT I suspended its distribution reinvestment program, and therefore all distributions will be made in cash. CVMC REIT I modified its share repurchase program to allow for repurchases only for death, qualifying disabilities and exigent circumstances. CVMC REIT II will maintain its distribution reinvestment program; however, it will modify its share repurchase program until the consummation of the merger to provide for redemptions only for death, qualifying disabilities and exigent circumstances, which redemptions will be honored subject to the limitations in the share repurchase program.

I would like to now take this opportunity to discuss some of the many anticipated transaction benefits.

First and foremost, the announced transaction provides immediate cash liquidity to CVMC REIT I stockholders. In addition to the special distribution made to CVMC REIT I stockholders in March 2018, the cash consideration contemplated here equates to almost $750 million in aggregate return of capital to stockholders in special distributions and merger consideration. The transaction also is expected to provide increased future liquidity alternatives and growth options to CVMC REIT I and CVMC REIT II stockholders.

Second, the combined company will have a total enterprise value of approximately $3.2 billion, comprised of $1.2 billion from CVMC REIT I and $2 billion from CVMC REIT II, which is expected to further enhance access to the capital markets and lower the combined company’s cost of debt capital.

Third, the combined company will benefit from increased diversification by both asset type and geography and reduce certain tenant concentrations. CVMC REIT I will particularly benefit from CVMC REIT II’s healthcare portfolio, which has a particular focus on outpatient facilities, including medical office buildings and integrated medical facilities, that we foresee continuing to benefit from healthcare reimbursement trends.

The combined company will have a strong balance sheet with moderate leverage, which will allow the company to increase the size of its existing portfolio through accretive acquisitions. We anticipate that prior to consummation of the merger, CVMC REIT II will modify and amend its existing credit facility to provide additional capacity and allow the combined company to strategically grow.

The combined company will benefit from reduced general and administrative expenses, including asset management fee rates that will be lower than those currently paid by CVMC REIT I. The advisor to CVMC REIT I has agreed to waive any disposition fee that it is otherwise due in connection with this transaction further reducing costs of the transaction. Furthermore, the continuing advisor to CVMC REIT II will raise its promote threshold, to the benefit of stockholders, from 6% to 8%, which is the current threshold for stockholders of CVMC REIT I.

We believe that the increased size of the combined company will provide increased liquidity avenues for the stockholders. The combined company will have a total enterprise value of approximately $3.2 billion and approximately 146 properties comprising over eight million rentable square feet of space. We believe that, in general, larger scale companies have size advantages that are recognized by market participants, which ultimately results in increased stockholder value.

The combined company will benefit from both greater size and a more diversified portfolio of healthcare properties, including high quality outpatient facilities with a particular focus on medical office buildings, integrated medical facilities, rehab facilities, and ambulatory surgery centers, all of which are expected to continue to benefit from national trends in healthcare reimbursement.

Furthermore, the combined company will benefit from investment in data center properties, comprised of colocation, wholesale and enterprise facilities.

The combined company will benefit from a portfolio that is leased in excess of 95% of rentable square feet, and properties that, generally, are subject to leases averaging over 10 years remaining on the lease term. Tenant concentrations will be reduced, in part, by virtue of owning properties with a larger tenancy base.

As a result of the merger, six new states will be added to the CVMC REIT II portfolio of properties, while CVMC REIT I stockholders will benefit from having reduced concentration in Texas, its single largest state exposure, and increased concentration in California, which we view to be a very strong market.

Overall, the combined company’s leverage at closing will be moderate, in the 35-40% range, allowing for an opportunity to strategically grow the asset base, while at the same time, benefiting from a very large-scale balance sheet with over $2 billion in equity, which we expect to translate into a reduced overall cost of capital.

I would now like to take this opportunity to address highlights of the process which we undertook to illustrate how we expect the process to unfold in the ensuing months.

In 2017, CVMC REIT I explored strategic alternatives for its data center and healthcare properties through its engagement of Moelis & Company as lead financial advisor. Moelis advised the Board of Directors of CVMC REIT I that the market appeared constructive to monetize its data center properties. A sale process was pursued and ultimately resulted in the successful sale of all data center properties owned by CVMC REIT I during the end of 2017 and beginning of 2018. These sales resulted in an approximately 10.5% unleveraged internal rate of return to the company, which we believe is a very strong result for investment in net-leased properties of this nature.

In September 2018, the board of directors of CVMC REIT II formed a special committee, consisting solely of independent directors, to review a potential merger with CVMC REIT I, and the board of directors of CVMC REIT I formed a special committee consisting solely of independent directors to review strategic alternatives. While CVMC REIT I and CVMC REIT II have several overlapping independent directors, no member of the CVMC REIT I special committee served on the CVMC REIT II special committee or participated in the deliberations of the CVMC REIT II board of directors with regard to the transaction, and vice versa.

To assist in the strategic alternative reviews, the CVMC REIT I Special Committee engaged Moelis as its financial advisor, Duff & Phelps LLC to provide additional financial advisory services, and DLA Piper as legal advisor, while at the same time, the CVMC REIT II Special Committee engaged SunTrust Robinson Humphrey, a division of SunTrust Bank, as exclusive financial advisor and Venable as legal advisor.

After multiple rounds of negotiations that lasted several months, the CVMC REIT I and CVMC REIT II Special Committees recommended that each company enter into the merger agreement, which we announced today.

Under the terms of the merger agreement, CVMC REIT I has the right to solicit superior proposals from interested third parties for 45 days. This is the Go-Shop period that I referred to at the start of this presentation.

The merger is subject to the CVMC REIT I stockholder vote and, assuming all conditions are met, is expected to close in the second half of 2019.

I would now like to take this opportunity to leave with you a few key thoughts:

The contemplated transaction provides immediate liquidity to CVMC REIT I stockholders totaling approximately $180 million, and when taking into account the special distribution in March of 2018, almost $750 million in the aggregate, excluding ordinary dividends.

The combined company is expected to provide better avenues for ultimate liquidity and value to stockholders of both companies as the combined company will be well diversified by tenancy and geography and have approximately $2 billion in equity and an enterprise value of approximately $3.2 billion.

The combined company will benefit from a highly diversified portfolio of properties and with a particular emphasis of properties in the healthcare sector which are expected to benefit from positive trends in healthcare reimbursements.

The combination of CVMC REIT I and CVMC REIT II will benefit from transaction synergies, including reduced general and administrative expenses, and is expected to benefit from lower cost of debt capital typically available to larger scale companies.

This now concludes my presentation. I would like to sincerely thank each and every one of you for taking the time to hear about today’s exciting announcement. I look forward to the future and the opportunity to deliver the best possible outcomes to the stockholders of CVMC REIT I and CVMC REIT II.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. CVMC REIT I and CVMC REIT II expect to prepare and file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY CVMC REIT AND CVMC REIT II IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CVMC REIT I, CVMC REIT II AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (www.sec.gov). In addition, these materials will also be available free of charge by accessing CVMC REIT I’s website (www.cvmissioncriticalreit.com) or by accessing CVMC REIT II’s website (www.cvmissioncriticalreitii.com).

Participants in the Proxy Solicitation:

Information regarding CVMC REIT I’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019, and information regarding CVMC REIT II’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 22, 2019. Certain directors and executive officers of CVMC REIT I and/or CVMC REIT II and other persons may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments and retention bonuses if their employment is terminated prior to or following the merger. If and to the extent that any of the participants will receive any additional benefits in connection with the merger, the details of those benefits will be described in the Joint Proxy Statement/Prospectus relating to the merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of CVMC REIT I and CVMC REIT II and their respective executive officers and directors in the merger by reading the Joint Proxy Statement/Prospectus regarding the merger when it becomes available.